UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 5, 2017

ARISTA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5453 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices)

(408) 547-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 5, 2017, Arista Networks, Inc. (“Arista”) announced the completion of the Presidential review period for International Trade Commission (“ITC”) Investigation No. 337-TA-945 (the “945 Investigation”).

Cisco Systems, Inc. (“Cisco”) initially filed a complaint in the 945 Investigation accusing Arista of infringing six patents (U.S. Patents 7,023,853; 7,061,875; 7,460,492; 8,051,211, 6,377,577 and 7,224,668). The Commission issued a Final Determination in the investigation on May 5, 2017, finding that Arista’s Ethernet switching products did not violate section 337 of the Tariff Act (“Section 337”) with respect to four of the six patents under investigation (the ’853, ’875, ’492 and ’211 patents) but did infringe certain claims of two patents (the ‘577 and ‘668 patents). Accordingly, the ITC issued a limited exclusion order and cease and desist order concerning Arista’s Ethernet switching products. During the 60-day Presidential review period, the ITC Orders permitted Arista to continue importing and selling products covered by the orders so long as Arista paid a 5% bond.

Because the United States Trade Representative did not disapprove the ITC’s final determination, the limited exclusion order and cease and desist order (the “ITC Orders”) are now in full effect, and Arista is barred from importing and selling infringing covered products in the United States.

In separate proceedings in the Patent Trial and Appeal Board (“PTAB”), on May 25, 2017 and June 1, 2017, the PTAB issued final written decisions invalidating all claims of the ’577 and ’668 patents that Arista was found to infringe by the ITC. Accordingly, on May 30, 2017 and June 2, 2017, Arista filed emergency motions with the ITC seeking suspension of the ITC Orders pending completion of any appeals of the PTAB decisions. On June 12, 2017, Cisco filed a brief in response objecting to any suspension of the ITC Orders, while the staff attorney from the Office of Unfair Importation Investigations (“OUII”), a neutral third party representing the interests of the public in ITC investigations, also filed a brief in support of the requested suspension. As of July 3, 2017, the ITC has not ruled on Arista’s motion to suspend.

Arista has been working on modifying its products to address the ITC Orders. If the ITC does not suspend the ITC Orders, Arista intends to release these modified products as soon as practicable and work with customers on their qualification and deployment. Arista will also seek appropriate regulatory approvals for these modified products.

Risk Factors:

In an effort to redesign its products, Arista may not be able to do so in a manner that does not continue to infringe the patents or that is acceptable to its customers. Arista may not be able to complete, and its customers may not be able to qualify, such redesigned products in a timely fashion, if at all, leading to an inability to ship products to customers. Arista’s redesign efforts could be extremely costly and time consuming as well as disruptive to its other development activities and distracting to management. Arista would also need to obtain ITC or Customs and Border Protection (“CBP”) approval to resume importation of such redesigned products into the United States. Arista may not be successful in its efforts to obtain such approvals in a timely matter, or at all. In addition, the service and support exception included in the ITC Orders may not extend to products that were purchased after May 4, 2017, and customers may be required to upgrade to new products to obtain service and support. Any failure by Arista to effectively redesign its products, obtain timely clearance from the ITC or CBP to import such redesigned products, or to address the ITC findings in a manner that complies with the ITC orders, may cause a disruption to its product shipments materially and adversely affecting its business, prospects, reputation, results of operations, and financial condition. In addition, if Arista’s importation and sale of such redesigned products is found to be a violation during an enforcement action, Arista could be subject to civil penalties up to the greater of $100,000 per day of violation or twice the value of the products sold or imported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.
Date: July 5, 2017
	By:	/s/ Marc Taxay
Marc Taxay
Senior Vice President and General Counsel